Wilsons The Leather Experts Inc. and Subsidiaries
Supplemental Information — Consolidated Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)
Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations:

	For the three months ended	Restructuring	For the three months ended
	January 29,	And Other	January 29,
	2005 - As Reported	Charges (1)	2005 - Adjusted
NET SALES	$200,067	$—	$200,067
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	115,903	(154)	116,057

Gross margin	84,164	154	84,010
SELLING, GENERAL AND ADMINISTRATIVE COSTS	38,634	2,315	36,319
DEPRECIATION AND AMORTIZATION	4,395	99	4,296

Operating income (loss)	41,135	(2,260)	43,395
INTEREST EXPENSE, net	1,345	—	1,345

Income (loss) from continuing operations before income taxes	39,790	(2,260)	42,050
INCOME TAX BENEFIT	(2,183)	—	(2,183)

Income (loss) from continuing operations	41,973	(2,260)	44,233
Income from discontinued operations, net of tax	173	—	173

Net Income (loss)	$42,146	$(2,260)	$44,406

Basic earnings per share:
Income from continuing operations	$1.08	$(0.06)	$1.14
Income from discontinued operations	—	—	—

Basic earnings per share	$1.08	$(0.06)	$1.14

Basic weighted average shares outstanding	38,872	—	38,872

Diluted earnings per share:
Income from continuing operations	$1.05	$(0.06)	$1.11
Income from discontinued operations	—	—	—

Diluted earnings per share	$1.05	$(0.06)	$1.11

Diluted weighted average shares outstanding	40,159	—	40,159

(1)	Includes $2.3 million related to performance bonuses related to former officers of the Company, retention bonuses, and the remainder of the lease termination costs.

Wilsons The Leather Experts Inc. and Subsidiaries
Supplemental Information — Consolidated Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)
Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations:

	For the year ended	Restructuring	For the year ended
	January 29,	And Other	January 29,
	2005 - As Reported	Charges (1)	2005 - Adjusted
NET SALES	$441,071	$20,778	$420,293
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	299,713	16,944	282,769

Gross margin	141,358	3,834	137,524
SELLING, GENERAL AND ADMINISTRATIVE COSTS	129,240	17,442	111,798
DEPRECIATION AND AMORTIZATION	30,630	13,780	16,850

Operating income (loss)	(18,512)	(27,388)	8,876
INTEREST EXPENSE, net	7,427	—	7,427

Income (loss) from continuing operations before income taxes	(25,939)	(27,388)	1,449
INCOME TAX BENEFIT	(2,183)	—	(2,183)

Income (loss) from continuing operations	(23,756)	(27,388)	3,632
Income from discontinued operations, net of tax	173	—	173

Net Income (loss)	$(23,583)	$(27,388)	$3,805

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.76)	$(0.87)	$0.11
Income from discontinued operations	0.01	—	0.01

Basic earnings (loss) per share	$(0.75)	$(0.87)	$0.12

Basic weighted average shares outstanding	31,275	—	31,275

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.76)	$(0.87)	$0.11
Income from discontinued operations	0.01	—	0.01

Diluted earnings (loss) per share	$(0.75)	$(0.87)	$0.12

Diluted weighted average shares outstanding	31,275	—	32,057

(1)	Includes $27.4 million related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, accelerated depreciation, fixed asset write-offs, lease termination costs related store closings, severance, and other restructuring charges.